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                                                                    EXHIBIT 20.2

                            [Letter to Shareholders]

                                                   [DUSA LOGO]

                                                   DUSA PHARMACEUTICALS, INC.(R)
                                                   25 UPTON DRIVE
                                                   WILMINGTON MA 01887
                                                   TEL    978.657.7500
                                                   FAX   978.657.9193
                                                   WWW.DUSAPHARMA.COM


Dear DUSA Shareholder:

      I am pleased to report that DUSA Pharmaceuticals, Inc.'s Board of Directors voted unanimously on September 27, 2002 to adopt a Shareholder Rights Plan. The Rights Plan is designed to protect the interests of DUSA shareholders by encouraging a potential acquiror to negotiate with the Board so that shareholders receive fair value for their shares in the event of an acquisition.

      While the Company is not aware of any takeover activity targeting DUSA, we firmly believe that the Plan will protect the long-term interests of all DUSA shareholders as the Company prepares to meet the challenges that DUSA's future holds. A Summary of Rights, as well as a Frequently Asked Question Sheet, is enclosed for your information.

      You do not have to take any action to receive your Rights. Under the terms of the Plan, you are entitled to receive a dividend of one Right for each share of DUSA Common Stock which you owned as of October 10, 2002. The Rights will not be transferable independent of the Common Stock at this time; therefore, you will not receive a separate Rights Certificate now. According to the terms of the Plan, in the event that a substantial block of the Common Stock of DUSA is purchased by a person, group or corporation, each Right will become exercisable unless the Rights are earlier redeemed by the Board of Directors. When, and if, the Rights become exercisable (i.e., when certain events occur) you will receive a Rights Certificate.

      Please review the Summary of Rights at your convenience. If you have any questions regarding the Shareholder Rights Plan, please do not hesitate to contact Ms. Shari Lovell, Shareholder Services, at 416-363-5059.

                                          Sincerely,

                                          /s/ D. Geoffrey Shulman

                                          D. Geoffrey Shulman, MD, FRCPC
                                          President, Chief Executive Officer
                                          and Chief Financial Officer

Enclosures
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                           DUSA PHARMACEUTICALS, INC.

                  SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK

         On September 27, 2002, the Board of Directors of DUSA Pharmaceuticals, Inc., a New Jersey corporation (the "Company"), declared a dividend of distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock (the "Rights Dividend"). The Rights Dividend is payable on October 10, 2002 (the "Record Date") to shareholders of record at the close of business on the Record Date, and with respect to all shares of Common Stock that become outstanding after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights or the expiration of the Rights. As of September 27, 2002, the number of shares of Common Stock outstanding was 13,887,612.

         Except as set forth below and subject to adjustment as provided in the Rights Agreement (as defined below), each Right entitles the registered holder to purchase from the Company one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"), at an exercise price of $37.00 per Right (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of September 27, 2002 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"). The Rights are issuable under, and subject to the terms and conditions of, Rights Agreement between the Company and the Rights Agent.

         The Rights will be evidenced by the Common Stock certificates and not by separate certificates until the tenth day following the earliest of (i) the date of public disclosure that a person or group (an "Acquiring Person"), together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (or in the case of a shareholder who owns in excess of 15% of the outstanding Common Stock on the Record Date, or any of the affiliates of such 15% shareholder (each being a "Grandfathered Holder"), 20% or more) of the outstanding Common Stock (the "Stock Acquisition Date") and (ii) the commencement, or disclosure of an intention to commence, a tender offer or exchange offer by a person other than the Company and certain related entities if upon consummation of the offer, such person or group together with persons affiliated or associated with it, could acquire beneficial ownership of 15% or more (or in the case of a Grandfathered Holder, 20% or more) of the outstanding Common Stock, (the earlier of such dates being called the "Distribution Date"), and (iii) the date a majority of the independent directors, as defined in the Rights Agreement (the "Independent Directors") declare a person an "Adverse Person" upon a determination that such person, alone or together with its affiliates or associates, has become the beneficial owner of an amount of Common Stock which the Independent Directors determine to be substantial (which amount shall in no event be less than 10% of the shares of Common Stock then outstanding) and a determination by a majority of the Independent Directors, after reasonable inquiry and investigation, including consultations with such persons as such directors shall deem appropriate that (a) such ownership is detrimental to the maintenance, renewal, or acquisition of the Company's governmental or regulatory approvals, agreements, permits, licenses or registrations, or (b) such persons were convicted in criminal proceedings or are named defendants of pending criminal proceedings (excluding minor offenses) relating to the pharmaceutical industry or any other business regulated by any federal, state or local governmental agency, or (c) such persons are currently subject to any order, judgment, decree or debarment of any court of competent jurisdiction or governmental or regulatory authority permanently or temporarily enjoining them from any type of business practice relating to the pharmaceutical industry or any other business regulated by any state or local governmental agency.

         Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Common Stock (except in connection with redemption of the Rights). Until the Distribution Date (or earlier redemption of the Rights), new Common Stock certificates issued after the Record Date upon transfer, replacement or new issuance of Common

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Stock will contain a notation incorporating the Rights Agreement by reference.
Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

         As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date. From and after the Distribution Date, such separate Rights Certificates alone will evidence the Rights.

         The Rights will first become exercisable on the Distribution Date (unless sooner redeemed). The Rights will expire at the close of business on October 10, 2012 (the "Expiration Date"), unless earlier redeemed by the Company as described below.

         The Purchase Price is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights, options, or warrants to subscribe for Common Stock or securities convertible into Common Stock at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock or other securities, cash, property, evidences of indebtedness, or assets.

         In the event that a majority of the Independent Directors declare that a person is an Adverse Person (an "Adverse Person Event"), or a person acquires beneficial ownership of 15% or more (or in the case of a Grandfathered Holder, 20% or more), of the Common Stock (and the Independent Directors do not thereafter redeem the Rights in the time and manner permitted, such event referred to herein as a "Triggering Event"), then the Rights will "flip-in" and entitle such holder of a Right, except as provided below, to purchase, upon exercise at the then-current Purchase Price, that number of shares of Series A Preferred Stock having a market value of two times such Purchase Price.

         Any Rights beneficially owned at any time on or after the earlier of the Distribution Date and the Stock Acquisition Date by an Acquiring Person or Adverse Person, or an affiliate or associate of an Acquiring Person or Adverse Person (whether or not such ownership is subsequently transferred) will become null and void upon the occurrence of a Triggering Event or an Adverse Person Event, and any holder of such Rights will have no right to exercise such Rights.

         In the event that, following the Stock Acquisition Date, the Company is acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed or 50% or more of its consolidated assets or earning power is sold, leased, exchanged, mortgaged, pledged or otherwise transferred or disposed of (in one transaction or a series of related transactions) the Rights will "flip-over" and entitle each holder of a Right (except those Rights which have been voided as set forth above) to purchase, upon the exercise of the Right at the then-current Purchase Price, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of such transaction would have a market value of two times such Purchase Price.

         With certain exceptions, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Purchase Price; provided, however, that any adjustments not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations with respect to this adjustment shall be made to the nearest cent or to the nearest one one-thousandth of a Series A Preferred Share or one ten-thousandth of any other share or security, as the case may be. Notwithstanding the first sentence of these adjustment conditions, any adjustment required shall be made no later than the earlier of (i)
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three years from the date of the transaction which mandates such adjustment, or
(ii) the Expiration Date.

         At any time prior to the earlier of (i) ten days following the Stock Acquisition Date, or (ii) the Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right, subject to adjustment. Under certain circumstances the decision to redeem shall require the concurrence of a majority of the Independent Directors. The Company may not redeem the Rights if the Independent Directors have declared a person an Adverse Person. Immediately upon the action of the Company's Board of Directors electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights thereafter will be to receive the applicable redemption price. The term "Independent Directors" includes any member of the Board, while such Person is a member of the Board, who (i) is not an employee of the Company or (ii) does not receive compensation from the Company for services, other than services as a director or as a member of a committee of the Board of Directors.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends or distributions of payments of principal or interest.

         At any time prior to ten days following the Stock Acquisition Date, the Company may, without the approval of any holder of the Rights, supplement or amend certain provisions of the Rights Agreement (including the date on which the Distribution Date will occur). Thereafter, the Rights Agreement may be amended only to cure ambiguities, to correct inconsistent provisions, or in ways that do not adversely affect the Rights holders. The Rights Agreement may not be amended to change the Purchase Price, the number of shares of Common Stock, other securities, cash or other property obtainable upon exercise of a Right, the redemption price (other than as may be adjusted by operation of the Rights Agreement), or the Expiration Date, except that, prior to ten days following the Triggering Event, the Rights Agreement may be amended to substitute other securities for the Series A Preferred Stock otherwise obtainable upon exercise of a Right, provided the value of such securities is equal to the then current market price of one one-thousandth (1/1000th) of a share of Series A Preferred Stock.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors prior to the time a person or group has acquired beneficial ownership of 15% or more (or in the case of a Grandfathered Holder, 20% or more) of the Common Stock, because until such time the Rights may be redeemed by the Company.

         The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. Copies of the Rights Agreement will be available to shareholders free of charge from the Company.

         Also on September 27, 2002, the Board of Directors approved certain amendments to its Certificate of Incorporation. The Board approved an amendment to Article Third of its Certificate of Incorporation to designate 40,000 shares of its preferred stock as Series A Junior Participating Preferred Stock. The Board also further provided that it shall have the right to further change the designation and relative rights, preferences and limitations of the Series A Preferred Stock so long as no Series A Preferred Stock is issued.

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                           FREQUENTLY ASKED QUESTIONS
                                    REGARDING
                          DUSA PHARMACEUTICALS, INC.'S
                             SHAREHOLDER RIGHTS PLAN

1.   WHAT IS A RIGHT?

         A Right entitles you, under certain conditions, to purchase securities to be issued by the Company.

2.   DO I HAVE TO DO ANYTHING TO RECEIVE MY RIGHTS?

         No, you have already automatically received your Rights as a dividend.

3.   WILL I RECEIVE A CERTIFICATE REPRESENTING MY OWNERSHIP OF THE RIGHTS?

         You will not initially receive a Rights Certificate. A legend will be imprinted on new DUSA Common Stock certificates and will be noted with DUSA's transfer agent's records in the case of shares that are held in uncertificated form.

4.   WHAT WILL HAPPEN TO THE RIGHTS IF I SELL MY DUSA COMMON STOCK?

         If the Rights have not become exercisable, the rights will be transferred with the Common Stock. That is, if you sell your Common Stock, you will also sell the Rights. After the Rights become exercisable, the Rights become transferable separately from the Common Stock.

5.   WHEN CAN I EXERCISE THE RIGHTS?

         The Rights are non-exercisable until a person, group or corporation has purchased 15% or more of the Common Stock of the Company, or 20% in the case of a shareholder who owns in excess of 15% of the outstanding Common Stock or any of the affiliates of such 15% Shareholder as of the Record Date ("Grandfathered Holder"), or has announced its intention to do so, or the Board of Directors has determined that a person, group or corporation who has purchased 10% or more of the Common Stock of the Company is an Adverse Person (as defined in the Summary of Rights and the Rights Agreement).

6.   HOW WILL I BE NOTIFIED THAT THE RIGHTS ARE EXERCISABLE?

         When (and if) the Rights become exercisable, you will be notified by the Company and you will receive your Rights Certificate.

7.   WHAT WILL HAPPEN IF I EXERCISE MY RIGHTS?

         If the Rights become exercisable, you may exercise the Rights by paying an Exercise Price of $37.00 per Right. Initially, the Rights will be exercisable for one one-thousandths of a share of the Company's Preferred Stock. In the event the Board of Directors decides not to redeem the Rights within 10 days after a person, group or corporation has purchased 15% of the Company's Common Stock, or 20% in the case of a Grandfathered Holder, or has announced a tender offer for the Company or the Board has declared a person, group or corporation who owns 10% of the Company's Common Stock to be an Adverse Person (as defined in the Summary of Rights and the Rights

         Agreement), you will receive the right to purchase shares of the Company's Common Stock at a significant discount (50%) from the market price of the Common Stock. In the event that the Company is purchased by, or merged into, another company, you will receive the right to purchase the common stock of that acquiring company at a significant discount (50%) from the market price of such security.

8.   WILL EVERY SHAREHOLDER RECEIVE THE RIGHTS?

         Yes, every shareholder as of October 10, 2002 will receive the Rights.

9.   WHAT WILL HAPPEN IF THE BOARD REDEEMS THE RIGHTS?

         The Board may redeem the Rights at any time until the Rights expire (October 10, 2012). If the Board redeems the Rights, you will receive $.001 in exchange for each Right which you own.

10.  WHY DID THE BOARD OF DIRECTORS ADOPT THE PLAN?

         The Board of Directors adopted the Plan in order to protect the interests of DUSA shareholders. The Plan is designed to prevent a third party from either taking over DUSA without paying a reasonable price for the Company or purchasing a large block of DUSA Common Stock and forcing the Company to buy back the stock at an unreasonable price. The Plan was not designed to, and the Board has determined that the Plan will not, prevent a third party from making reasonable offer to purchase the Company.

11.  WHAT WILL HAPPEN IF THE RIGHTS ARE NOT EXERCISED?

         In the event that the rights do not become exercisable or if you choose not to exercise the Rights, the rights will expire on October 10, 2012.

12.  ARE THE RIGHTS TAXABLE WHEN I RECEIVE THEM?

         Generally, neither U.S. nor Canadian shareholders will incur taxable income upon receipt of the Rights. If the Rights are exercised, there will be tax ramifications. Each shareholder should consult with his or her own tax advisor or accountant to obtain relevant tax advice.

13.  HOW CAN I GET MORE INFORMATION ABOUT MY RIGHTS?

         You may call Shareholder Services at (416) 363-5059 to ask questions regarding your Rights. Upon written or oral request, the Company will send you a copy of the Rights Agreement free of charge.